CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and to the incorporation by reference of our report dated October 25, 2007 on the financial statements and financial highlights of AIG Retirement Company II (formerly VALIC Company II) (comprised of Aggressive Growth Lifestyle Fund, Capital Appreciation Fund, Conservative Growth Lifestyle Fund, Core Bond Fund, High Yield Bond Fund, International Small Cap Equity Fund, Large Cap Value Fund, Mid Cap Growth Fund, Mid Cap Value Fund, Moderate Growth Lifestyle Fund, Money Market II Fund, Small Cap Growth Fund, Small Cap Value Fund, Socially Responsible Fund, and Strategic Bond Fund) as of and for the year ended August 31, 2007 in the Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A No. 333-53589/811-08789).
ERNST & YOUNG LLP
Houston, Texas
December 16, 2008